Exhibit 10.43

Form of

Amendment to Severance Agreement

WHEREAS, Fortune Brands, Inc. (the “Company”) and                     (“Executive”) entered into a Severance Agreement on September 19, 2007 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement to comply with the requirements of Sections 409A and 162(m) of the Internal Revenue Code and to make certain technical corrections;

NOW, THEREFORE, the parties agree that the Agreement shall be modified as follows, effective January 1, 2009:

1. By substituting the following for that portion of Section 2(b) of the Agreement that precedes paragraph (i) thereof:

(b) If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, then the Company shall pay to the Executive as severance pay ratably (or as otherwise provided under subsection (g) or (k) below) over the 12-month period commencing on the Executive’s Termination Date (provided that Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements) an amount equal to the product of [three (3) for Mr. Carbonari; two (2) for Messrs. Omtvedt, Roche, Klein and Hausberg] (or, if lesser, the fraction of year(s) from the Termination Date to the Executive’s Normal Retirement Date (as defined in the Fortune Brands Pension Plan) (the “Retirement Plan”)) times the sum of:

2. By substituting the following for Section 2(c) of the Agreement:

(c) If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, and if Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), the Company shall maintain in full force and effect, for the Executive’s continued benefit for a [three (3) for Mr. Carbonari; two (2) for Messrs. Omtvedt, Roche, Klein and Hausberg] year period (or, if shorter, the period until his Normal Retirement Date) after the Termination Date, all employee life, health, accident, disability, and medical plan coverage in which he was participating immediately prior to the Termination Date, provided that his continued participation is possible under the terms and provisions of such plans. With respect to health coverage (medical, dental and vision), Executive shall be required to pay the applicable active employee rate of coverage for similar coverage, and such coverage shall run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If health coverage is required to be provided under this Section 2(c) beyond the end of the applicable COBRA period, Executive may be taxed on the value of the Company-provided premium. No other welfare or fringe benefits shall be provided except as specifically provided in this Section.

3. By substituting the following for that portion of Section 2(d) of the Agreement that precedes paragraph (i) thereof:

(d) If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, and if Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), then in addition to the retirement benefits to which the Executive is entitled under the Retirement Plan, the pension provisions of the Supplemental Plan and any other defined benefit pension plan maintained by the Company or any affiliate, and any other program, practice or arrangement of the Company or any affiliate to provide the Executive with a defined pension benefit after termination of employment, and any successor plans thereto (all such plans being collectively referred to herein as the “Pension Plans”), the Company shall pay the Executive, at the same time that pension benefits are paid under the Supplemental Plan, an amount equal to the excess of (i) over (ii) below where:

4. By substituting the following for Section 2(e) of the Agreement:

(e) If the Company terminates the Executive’s employment other than for Disability or Cause, or the Executive terminates his employment for Good Reason, and if Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), the Company shall pay to the Executive as additional severance pay in a lump sum on the eighth day (or such other day as required under Code Section 409A) following the Executive’s Termination Date an amount, if any, equal to the nonvested portion of his account balances under the Fortune Brands Retirement Savings Plan and the defined contribution plan of any affiliate of the Company in which there is maintained for him an account balance which is not fully vested.

5. By substituting the following for Section 2(f)(ii) of the Agreement:

(ii) incentive compensation under the Annual Executive Incentive Compensation Plan for the calendar year in which the Termination Date occurs, payable at the time annual incentive awards for that year are normally paid (but subject to Section 2(g)), based on actual performance of the Company.

6. By substituting the following for Section 2(g) of the Agreement:

(g) If the Executive is a “specified employee” of the Company (as defined in the Supplemental Plan), amounts that would otherwise have been paid to the Executive under the foregoing provisions of this Section 2 (except paragraph (c)) during the six (6)-month period immediately following the Termination Date shall be paid on the first regular payroll date immediately following the six (6)-month anniversary of the Termination Date.

7. By substituting the following for Section 2(h) of the Agreement:

(h) If the Company terminates Executive’s employment other than for Disability or Cause or if the Executive terminates his employment for Good Reason and a dispute exists concerning the termination as set forth in subsection (e) of Section 1, the Company shall continue to pay Executive’s full base salary through the date finally determined to be the Termination Date as provided in subsection (e) of Section 1.

8. By substituting the following for Section 2(k) of the Agreement:

(k) Notwithstanding any other provision of this Agreement,

(i) if the Executive is entitled to severance pay benefits both under this Agreement and under the Change in Control Agreement, severance pay benefits shall be paid under this Agreement as follows:

(A) if the Executive’s Termination Date occurs within two (2) years following the change in control, the severance pay benefit determined under Section 2(b) shall be paid in a lump sum on the first regular payroll date immediately following the six (6)-month anniversary of the Termination Date; and

(B) if the Executive’s Termination Date occurs more than two (2) years following the change in control, the severance pay benefit determined under this Agreement shall be paid as specified in Sections 2(b) and (g); and

(ii) no benefits shall be provided to the Executive under the Company’s severance pay program covering salaried or executive employees.

This Agreement supersedes any prior severance agreement with the Executive.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer and attested to and the Executive has set his hand as of December     , 2008.

FORTUNE BRANDS, INC.

By:
Name:
Its:

ATTEST:

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